Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Rocket Pharmaceuticals, Inc. on Form S-3 (Nos 333-251249 and 333-232168) and Form S-8 (Nos.  333-236946, 333-204501, 333-212308, 333-216892 and 333-223488) of our reports dated March 1, 2021, on our audits of the consolidated financial statements as of December 31, 2020 and 2019, and for each of the years in the three year period ended December 31, 2020, and the effectiveness of Rocket Pharmaceuticals, Inc.’s internal control over financial reporting as of December 31, 2020, which reports are included in this Annual Report on Form 10-K to be filed on or about  March 1, 2021.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
March 1, 2021